INVESTMENT ADVISORY AGREEMENT

THIS AGREEMENT is made as ofthis 1st day of January, 2013, between the Vanguard Malvern Funds, a Delaware statutory trust (the "Trust"), and Wellington Management Company, LLP, a Massachusetts limited liability partnership (the "Advisor").

WITNESSETH

     WHEREAS the Trust is an open~end, diversified management investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act"); and

     WHEREAS, the Trust offers a series of shares known as Vanguard Capital Value Fund (the "Fund"); and

     WHEREAS, the Trust retained the Advisor to render investment advisory services to the Fund under an Investment Advisory Agreement, dated as ofDecember 17, 2001, which was amended and restated on April 1, 2007 (the "Prior Agreement"); and

     WHEREAS, the Trust desires to amend and restate such Investment Advisory Agreement in certain respects, and the Advisor is willing to render investment advisory services to the Fund in accordance with such amendments.

     NOW THEREFORE, in consideration ofthe mutual promises and undertakings set forth in this Agreement, the Trust and the Advisor hereby agree as follows:

1. Appointment of Advisor. The Trust hereby employs the Advisor as investment advisor, on the temis and conditions set forth herein, for the portion ofthe assets of the Fund that the Trust's Board ofTrustees (the "Board of Trustees") determines in its sole discretion to assign to the Advisor from time to time (referred to in this Agreement as the "Wellington Management Portfolio"), as communicated to the Advisor on behalfofthe Board of Trustees by The Vanguard Group, Inc. ("Vanguard"). The Board ofTrustees may, from,time to time, make additions to, and withdrawals from, the assets ofthe Fund assigned to the Advisor. The Advisor accepts such employment and agrees to render the services herein set forth, for the compensation herein provided.

2. Duties of Advisor. The Trust employs the Advisor to manage the investment and reinvestment ofthe assets of the Wellington Management Portfolio; to continuously revi~w, supervise, and administer an investment program for the Wellington Management Portfolio; to determine in its discretion the securities to be purchased or sold and the portion ofsuch.assets to be held uninvested; to provide the Fund with all records concerning the activities ofthe Advisor that the Fund is required to maintain; and to render regular reports to the Trust's officers and the Board ofTrustees concerning the discharge ofthe foregoing responsibilities. The Advisor will discharge the foregoing responsibilities subject to the supervision and oversight ofthe Trust's officers and the

Board ofTrustees, and in compliance with the objective, policies, and limitations set forth in the Fund's prospectus and Statement ofAdditional Information, any additional operating policies or procedures that the Fund communicates to the Advisor in writing, and applicable laws and regulations. The Advisor agrees to provide, at its own expense, the office space, furnishings and equipment, and personnel required by it to perform the services on the terms and for the compensation provided herein.

3. Securities Transactions. The Advisor is authorized to select the brokers or dealers that will execute purchases and sales ofsecurities for the Wellington Management Portfolio, and is directed to use its best efforts to obtain best execution for such transactions. In selecting brokers or dealers to execute trades for the Wellington Management Portfolio, the Advisor will comply with all applicable statutes, rules, interpretations by the U.S. Securities and Exchange Commission or its staff, other applicable law, and the written policies established by the Board ofTrustees and communicated to the Advisor in writing.

4. Compensation ofAdvisor. For services to be provided by the Advisor pursuant to this Agreement, the Fund will pay to the Advisor, and the Advisor agrees to accept as full compensation therefor, an investment advisory fee consisting of a base fee plus a performance adjustment at the rates specified in Schedule A to this Agreement, payable quarterly in arrears.

5. Reports. The Fund and the Advisor agree to furnish to each other current prospectuses, proxy statements, reports to shareholders, certified copies oftheir financial statements, and such other information with regard to their affairs as each may reasonably request including but not limited to, information about changes in partners ofthe Advisor.

6. Compliance. The Advisor agrees to comply with all Applicable Law and all policies, procedures or reporting requirements that the Board ofTrustees reasonably adopts and communicates to the Advisor in writing, including, without limitation, any such policies, procedures or reporting requirements relating to soft dollar or other brokerage arrangements. "Applicable Law" means (i) the "federal securities laws" as defined in Rule 38a-l(e)(I) under the 1940 Act, as amended from time to time, as they relate to the services provided by the Advisor to the Trust pursuant to this Agreement, and (ii) any and all other laws, rules, and regulations, whether foreign or domestic, in each case applicable at any time and from time to time to the investment management operations ofthe Advisor in relation to the Wellington Management Portfolio.

7. Status ofAdvisor. The services ofthe Advisor to the Fund are not to be deemed exclusive, and the Advisor will be free to render similar services to others so long as its services to the Fund are not impaired thereby. The Advisor will be deemed to be an independent contractor and will, unless otherwise expressly provided or authorized, have no authority to act for or represent the Fund in any way or otherwise be deemed an agent ofthe Fund or the Trust.

8. Liability of Advisor. No provision ofthis Agreement will be deemed to protect the Advisor against any liability to the Fund or its shareholders to which it might otherwise be subject by reason of any willful misfeasance, bad faith or gross negligence in the performance ofits duties or the reckless disregard of its obligations under this Agreement.

9. Limitations on Consultations. The Advisor is prohibited from consulting with other advisors ofthe Fund, except Vanguard, concerning transactions for the Fund in securities or other assets.

10. Duration; Termination; Notices; Amendment. This Agreement will become effective on the date hereofand shall continue in effect for successive twelve·month periods, only so long as each such continuance specifically is approved at least annually by the Board of Trustees, including a majority of those Trustees who are not parties to such Agreement or interested persons ofany such party, cast in person at a meeting called for the purpose ofvoting on such approval. In addition, the question of continuance ofthe Agreement may be presented to the shareholders of the Fund; in such event, such continuance will be effected only if approved by the affirmative vote ofa majority ofthe outstanding voting securities ofthe Fund.

     Notwithstanding the foregoing, however, (i) this Agreement may at any time be terminated without payment ofany penalty either by vote of the Board ofTrustees or by vote of a majority ofthe outstanding voting securities ofthe Fund, on thirty days' written notice to the Advisor, (ii) this Agreement will automatically terminate in the event ofits assignment, and (iii) this Agreement may be terminated by the Advisor on ninety days' written notice to the Fund. Any notice under this Agreement will be given in writing, addressed and delivered, or mailed postpaid, to the other party as follows:

Ifto the Fund, at:
Vanguard Capital Value Fund
P.O. Box 2600
Valley Forge, PA 19482
Attention: Sean P. Hagerty
Telephone: 610-669-4617
Facsimile: 610-503-5855

If to the Advisor, at:
Wellington Management Company, LLP
.280 Congress Street
Boston, MA 02210
Attention: Legal and Compliance
Facsimile: 617-790-7760

This Agreement may be amended by mutual consent, but the consent ofthe Trust must be approved (i) by a majority ofthose members ofthe Board of Trustees who are not parties to this Agreement or interested persons ofany such party, cast in person at a meeting called for the purpose ofvoting on such amendment, and (ii) to the extent required by the
1940 Act, ~y a vote ofa majority ofthe outstanding voting securities ofthe Fund.

As used in this Section 10, the terms "assignment," "interested persons," and
"vote of a majority ofthe outstanding voting securities" will have the respective meanings set forth in Section 2(a)(4), Section 2(a)(19) and Section 2(a)(42) ofthe 1940
Act.

11. Severability. Ifany provision ofthis Agreement will be held or made invalid by a court decision, statute, rule or otherwise, the remainder ofthis Agreement will not be affected thereby.

12. Confidentiality. The Advisor shall keep confidential any and all information obtained in connection with the services rendered hereunder and relating directly or indirectly to the Fund, the Trust, or Vanguard and shall not disclose any such information to any person other than the Trust, the Board of Trustees, Vanguard, and any director, officer, or employee ofthe Trust or Vanguard, except (i) with the prior written consent of the Trust, (ii) as required by law, regulation, court order or the rules or regulations ofany self-regulatory organization, governmental body or official having jurisdiction over the
, Advisor, or (iii) for information that is publicly available other than due to disclosure by the Advisor or its affiliates or becomes known to the Advisor from a source other than the
Trust, the Board of Trustees, or Vanguard.

13. Proxy Policy. The Advisor acknowledges that Vanguard, at the direction ofthe
Fund, will vote the shares ofall securities that are held by the Fund.

14. Governing Law. All questions concerning the validity, meaning, and effect of this Agreement shall be determined in accordance with the laws (without giving effect to the conflict-of-law principles thereot) ofthe State ofDelaware applicable to contracts made and to be performed in that state.

     IN WITNESS WHEREOF, the parties hereto have caused this Investment Advisory Agreement to be executed as of the date first set forth herein.